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                                                                     EXHIBIT 4.6

                               AMENDMENT NO. 2 TO
               1996 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN


        This Amendment No. 2 dated as of November 2, 2000 amends that certain 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan") of Digital Lava Inc., a Delaware corporation (the "Company"). Capitalized terms used herein without definition have the meanings given to them in the Plan.

        1. Section 2(d) of the Plan is hereby amended to read in its entirety as follows:

                " "Committee" means the Board or the Committee appointed by the Board pursuant to Section 4(a), as applicable, responsible for conducting the general administration of the Plan in accordance with Section 4 hereof; provided, however, that in the case of the administration of the Plan with respect to Options granted to Independent Directors, the term "Committee" shall refer to the Board."

        2.      The following definition is hereby added to Section 2 of the
Plan:

                "(v) "Independent Director" means a member of the Board who is not an Employee of the Company."

        3. The following sentence is hereby added to the end of Section 4(a) of the Plan:

                "Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Options granted to Independent Directors."

        4. The following sentence is hereby added to the end of Section 5(a) of the Plan:

                "Independent Directors shall only be eligible to be granted Options at the times and in the manner set forth in Section 8(c) hereof."

        5. The first sentence of Section 7(a) is hereby amended to read in its entirety as follows:

                "Exercise Price. Except as provided in Section 8(d), the per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee as follows:"

        6. The first sentence of Section 8(b)(i) is hereby amended to read in its entirety as follows:

                "Procedure for Exercise; Rights as a Stockholder. Except as provided in Section 8(d), any Option granted under this Plan shall be exercisable at such times and under such conditions as determined by the Committee, including



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                performance criteria with respect to the Company and/or the
                Optionee, and as shall otherwise be permissible under the terms of this Plan."

        7. Section 8 of the Plan is hereby amended to add the following subsections:

                "(c) Granting of Options to Independent Directors. During the term of the Plan, a person who is initially elected to the Board following the Company's initial public offering and who is an Independent Director at the time of such initial election, automatically shall be granted (i) a Nonstatutory Stock Option to purchase thirty thousand (30,000) shares of Common Stock (subject to adjustment as provided in Section 10) on the date of such initial election, as applicable (each, an "Initial Option") and (ii) a Nonstatutory Stock Option to purchase ten thousand (10,000) shares of Common Stock (subject to adjustment as provided in Section 10) on the date of each annual meeting of stockholders after the date of the Board's adoption of the Plan at which the Independent Director is reelected to the Board, provided the Independent Director has served on the Board for at least ninety (90) days as of the date of such annual meeting (a "Subsequent Option"). Members of the Board who are Employees of the Company who subsequently retire from the Company and remain on the Board will not receive an Initial Option pursuant to clause (i) of the preceding sentence, but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Subsequent Options as described in clause (ii) of the preceding sentence.

                (d) Terms of Options Granted to Independent Directors. The per Share price of each Option granted to an Independent Director shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. Each Initial Option shall be exercisable in three (3) cumulative installments as follows: the first installment shall consist of 1/3 of the Shares subject to the Initial Option and shall be exercisable on the date of grant of the Initial Option, the second installment shall consist of 1/3 of the Shares subject to the Initial Option and shall become exercisable on the first yearly anniversary of the date of Initial Option grant, and the third installment shall consist of 1/3 of the Shares subject to the Initial Option and shall become exercisable on the second yearly anniversary of the date of Initial Option grant, such that each Initial Option shall be one hundred percent (100%) exercisable on the second anniversary of its date of grant. Each Subsequent Option shall be exercisable in four (4) cumulative installments as follows: the first installment shall consist of 1/4 of the Shares subject to the Subsequent Option and shall be exercisable on the first yearly anniversary of the date of grant of the Subsequent Option, the second installment shall consist of 1/4 of the Shares subject to the Subsequent Option and shall become exercisable on the second yearly anniversary of the date of Subsequent Option grant, the third installment shall consist of 1/4 of the Shares subject to the Subsequent Option and shall become exercisable on the third yearly anniversary of the date of Subsequent Option grant, and the fourth installment shall consist of



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1/4 of the Shares subject to the Subsequent Option and shall become exercisable on the fourth yearly anniversary of the date of Subsequent Option grant, such that each Subsequent Option shall be one hundred percent (100%) exercisable on the fourth anniversary of the date of Subsequent Option grant. Subject to
Section 8(b)(iii), the term of each Option granted to an Independent Director shall be ten (10) years from the date the Option is granted. No portion of an Option which is unexercisable at the time of an Independent Director's termination of membership on the Board shall thereafter become exercisable."

        8. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

        9. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

        10. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

        11. This Amendment shall be interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.




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